South Jersey Industries
1 South Jersey Plaza, Folsom, New Jersey 08037
Tel. (609) 561-9000 * Fax (609) 561-8225 * TDD ONLY 1-800-547-9085


                    Notice of Annual Meeting of Shareholders
                                 April 17, 2003

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of South Jersey Industries, Inc. will be held at the Renault Winery Restaurant, 72 N. Bremen Avenue, Egg Harbor City, New Jersey, on Thursday, April 17, 2003, at 10:00 a.m., Eastern Time, for the following purposes:

        1.  To elect four Directors:
                a.  Three Class II Directors (Term expiring in 2006).
                b.  One Class III Director (Term expiring in 2004).

        2. To approve the action of the Board of Directors in appointing Deloitte & Touche LLP as auditors for 2003.

        3. To transact such other business that may properly come before the meeting.

     The Board of Directors has fixed the close of business on February 27, 2003 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Accordingly, only shareholders of record on that date are entitled to notice of and to vote at the meeting.

     You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, we urge you to vote your shares now. Please complete and sign the enclosed proxy card and promptly return it in the envelope provided or, if you prefer, you may vote by telephone or the Internet. Please refer to the enclosed proxy card for instructions on how to use these options. Should you attend the meeting, you may revoke your proxy and vote in person.

                      By Order of the Board of Directors,

                                         Richard H. Walker, Jr.
                                         Corporate Secretary & Corporate Counsel

Folsom, NJ
March 14, 2003

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT
         PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY IN THE
           ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR BY THE INTERNET.

                                 - Title Page -

SOUTH JERSEY INDUSTRIES, INC.
PROXY STATEMENT

     This statement is furnished on behalf of the Company's Board of Directors to solicit proxies for use at its Annual Meeting of Shareholders. The meeting is scheduled for Thursday, April 17, 2003, at 10:00 a.m. at the Renault Winery Restaurant, 72 N. Bremen Avenue, Egg Harbor City, New Jersey. The approximate date proxy materials will be sent to shareholders is March 14, 2003.

     The Company bears the cost of this solicitation, which is primarily made by mail. However, the Secretary or employees of the Company may solicit proxies by phone, telegram, fax, e-mail or in person. The Company may also use a proxy-soliciting firm at a cost not expected to exceed $2,500, plus expenses, to distribute to brokerage houses and other custodians, nominees, and fiduciaries additional copies of the proxy materials and Annual Report to Shareholders for beneficial owners of our stock.

     Only shareholders of record at the close of business on February 27, 2003 may vote at the meeting. On that date, the Company had 12,241,272 shares of Common Stock outstanding. Shareholders are entitled to one vote per share on each matter to be acted upon.

     A quorum is necessary to conduct the business of the meeting. This means that holders of at least a majority of the outstanding shares of Common Stock must be present at the meeting, either by proxy or in person. Directors are elected by a plurality vote of all votes cast at the meeting. The approval of the Company's auditors and other matters that come before the meeting require the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes will be treated as present to determine a quorum but will not be deemed to be cast and, therefore, will not affect the director elections or the approval of the appointment of the independent auditors.

     Properly signed proxies received by the Company will be voted at the meeting. If a proxy contains a specific instruction as to any matter to be acted on, the shares represented by the proxy will be voted in accordance with those instructions. If you sign and return your proxy but do not indicate how to vote for a particular matter, your shares will be voted "For" the election of the nominated slate of directors and "For" approval of the appointment of Deloitte & Touche LLP as the Company's independent auditors. A shareholder who returns a proxy may revoke it at any time before it is voted. If you attend the meeting and wish to revoke your proxy, you must notify the meeting's secretary in writing prior to the voting of the proxy. If any other matters or motions properly come before the meeting, including any matters dealing with the conduct of the meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy in accordance with their judgment.

DIRECTOR ELECTIONS

     At the Annual Meeting, four directors are to be elected to the Board of Directors. Three nominees are to be elected as Class II Directors to hold office for a term of three years and one nominee is to be elected as a Class III Director for a one-year term. As designated on the proxy card, unless otherwise instructed, proxy votes will be cast for the following persons as directors:
Class II (term expiring in 2006) -- Shirli M. Billings, Ph.D., Sheila Hartnett-Devlin, CFA, and Frederick R. Raring; Class III (term expiring in 2004) -- Clarence D. McCormick. The Board of Directors currently consists of nine members. All of the nominees previously have been elected by the Company's shareholders and are currently serving as directors. While we do not anticipate that, if elected, any of the nominees will be unable to serve, if any should be unable to accept the nomination or election, the persons designated as proxies on the proxy card will vote for the election of such other person as the Board of Directors may recommend.

     The Company is saddened to report that longtime and valued director Thomas
L. Glenn, Jr. passed away on January 16, 2003. In consideration of this unexpected loss, the Board of Directors has decided to waive its mandatory retirement policy to permit Clarence D. McCormick, currently a Class II Director whose term is expiring at the annual meeting, to stand for election for a one-year term in place of Mr. Glenn.

NOMINEES
Class II
Term Expires in 2006

Shirli M. Billings, Ph.D. has been a director since 1983. Age 62. Member of the Executive Committee, the Compensation/Pension Committee, the Management Development Committee and Chairman of the Nominating and Governance Committee. President, Billings-Vioni Management Associates (1990 to date), New Albany, OH, a human resource consulting firm; former President, Leadership Learning Academy (1999 - 2001), Lakeland, FL, a human resource development agency; Superintendent of Schools (1994 - 1997), Oberlin, OH; Vice President, Human Resource Development (1985-1990), Honeywell, Inc., Minneapolis, MN; trustee, Scholarship America, Saint Peter, MN.; director, South Jersey Gas Company.

Sheila Hartnett-Devlin, CFA has been a director since 1999. Age 44. Member of the Audit Committee, the Compensation/Pension Committee and the Nominating and Governance Committee. Executive Vice President (1998 to date), Senior Vice President (1995 - 1998), Vice President (1993 - 1995), Chair, Global Investment Committee (1996 to date), Member, Investment Policy Committee (1995 to date), Fiduciary Trust Company International, New York, NY; director, Fiduciary Trust Company of California, Los Angeles, CA; Member, New York Society of Security Analysts; director, South Jersey Gas Company.

Frederick R. Raring has been a director since 1995. Age 65. Member of the Audit Committee, the Environmental Committee and the Nominating and Governance Committee. President, Seashore Supply Company, (1990 to date), Ocean City, NJ, a major distributor of plumbing and heating supplies and materials; director, South Jersey Gas Company.

Class III
Term Expires in 2004

Clarence D. McCormick has been a director since 1979. Age 73. Member of the Executive Committee, the Nominating and Governance Committee and Chairman of the Compensation/Pension Committee. Retired Chairman and CEO (1995 - 1999), Chairman, President and CEO (1988 - 1995), The Farmers and Merchants National Bank of Bridgeton, NJ; Chairman and President, Southern Jersey Bancorp of Delaware (1989 - 1999); director, Cumberland Mutual Insurance Company; director, American Automobile Association of Southern New Jersey; director, South Jersey Gas Company.

DIRECTORS CONTINUING IN OFFICE
Class III
Term Expires in 2004

Herman D. James, Ph.D. has been a director since 1990. Age 59. Member of the Compensation/Pension Committee, the Executive Committee, the Management Development Committee and Chairman of the Audit Committee. Distinguished Professor, Rowan University (1998 to date), President, Rowan University (1984 -
1998), Glassboro, NJ; director, American Association of State Colleges and Universities, (1994 - 1998), Washington, DC; director, New Jersey State Chamber of Commerce (1992 - 1998), Trenton, NJ; trustee, Mt. Ida College, Newton Centre, MA.

Ambassador William J. Hughes has been a director since 2002. Age 70. Member of the Audit Committee and the Nominating and Governance Committee. Of Counsel, law firm of Riker, Danzig, Scherer, Hyland & Perretti, LLP (2000 to date), Morristown and Trenton, NJ; Visiting Distinguished Scholar of Public Policy, The Richard Stockton College of New Jersey (1999 to date), Pomona, NJ; Visiting Professor, Rutgers, The State University of New Jersey (1999 to date), New Brunswick, NJ; United States Ambassador to the Republic of Panama (1995 - 1998); Member, United States House of Representatives (1975 - 1995); director, South Jersey Gas Company.

DIRECTORS CONTINUING IN OFFICE
Class I
Term Expires in 2005

Charles Biscieglia has been a director since 1998. Age 58. Chairman of the Executive Committee, member of the Environmental Committee and the Management Development Committee. Chairman and Chief Executive Officer (2000 to date), President and Chief Executive Officer (1998 - 1999) of the Company and South Jersey Gas Company. Vice President (1997-1998) of the Company and Executive Vice President and Chief Operating Officer (1991-1998) of South Jersey Gas Company; director, American Gas Association, Washington, DC; director, New Jersey State Chamber of Commerce, Trenton, NJ; Treasurer, New Jersey Utilities Association, Trenton, NJ; Vice Chairman, Board of Trustees, Shore Memorial Hospital, Somers Point, NJ; director, United Way of Atlantic County, NJ; director, South Jersey Gas Company.

Keith S. Campbell has been a director since 2000. Age 48. Member of the Environmental Committee, the Nominating and Governance Committee and the Management Development Committee. Chairman of the Board, Mannington Mills, Inc., (1995 to date), Salem, NJ, a leading manufacturer of hard and soft surface flooring; Chairman, Board of Trustees, Rowan University, Glassboro, NJ.

W. Cary Edwards has been a director since September 1993 and was also a director from April 1990 - January 1993. Age 58. Member of the Environmental Committee, the Executive Committee, the Compensation/Pension Committee and the Management Development Committee. Commissioner, N.J. State Commission on Investigation (1997 to date); Managing Partner, Edwards & Caldwell, LLC (1993 to date); Of Counsel (1993) and New Jersey Managing Partner (1990 - 1993), law firm, Mudge Rose Guthrie Alexander & Ferdon; Attorney General, State of New Jersey (1986 -
1989); Chief Legal Counsel - Governor of New Jersey (1982 - 1986).

SECURITY OWNERSHIP

Directors and Management

The following table sets forth certain information with respect to the beneficial ownership, as of February 14, 2003, of (a) each continuing director and nominee for director, (b) our chief executive officer and the four other most highly compensated executive officers during 2002 (collectively, the "Named Executives") and (c) all of the directors and executive officers of the Company as a group.

                                       Number of Shares
                                      of Common Stock (1)    Percent of Class


     Shirli M. Billings ...................   7,321 (2)              *
     Charles Biscieglia ...................  25,448                  *
     Keith S. Campbell ....................     760 (2)              *
     W. Cary Edwards ......................   3,906 (2)              *
     Sheila Hartnett-Devlin................   3,931 (2)              *
     William J. Hughes ....................     842 (2)              *
     Herman D. James ......................   4,892 (2)              *
     Clarence D. McCormick.................  11,471 (2)              *
     Frederick R. Raring ..................  26,999 (2)              *
     Edward J. Graham .....................   9,144                  *
     David A. Kindlick ....................  14,513                  *
     Albert V. Ruggiero ...................   3,319                  *
     Richard H. Walker, Jr.................   3,163                  *

     All continuing directors, nominees
     for director and executive officers
     as a group (16 persons)............... 125,462                1.0

        * Less than 1%.


Notes:

(1) Based on information furnished by the Company's directors and executive officers. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Common Stock shown as owned by him or her.
(2) Includes shares awarded to each director under a Restricted Stock Program for Directors. Restricted stock owners have the power to vote shares but no investment power with respect to the shares until the restrictions lapse.


Stock Ownership Requirements

The Board of Directors believes that significant ownership of Company Common Stock better aligns the interest of management of the Company and its principal subsidiaries with that of the Company's shareholders. Therefore, the Board of Directors enacted the following stock ownership requirements for officers and directors:

     * The Chief Executive Officer is required to own shares of Company Common Stock with a market value equal to a minimum of three times his or her annual base salary;

     * Other executive officers are required to own shares of Company Common Stock with a market value equal to a minimum of one and one-half times their annual base salary;

     * Other officers are required to own shares of Company Common Stock with a market value equal to a minimum of their annual base salary;

     * Shares owned outright will be combined with vested restricted shares awarded under the Long- Term Incentive Program and vested shares beneficially owned through any employee benefit plan for purposes of determining compliance with the stock ownership requirement for officers. Current officers will have a period of six years from the original date of adoption and newly elected or promoted officers will have a period of six years following their election or promotion to a new position to meet these minimum stock ownership requirements; and

     * Members of the Board of Directors are required, within six years of becoming a director of the Company or any of its principal subsidiaries, to own shares of Company Common Stock with a market value equal to a minimum of five times the current value of the Board's annual cash retainer. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and executive officers are required to file reports with the Securities and Exchange Commission, within specified monthly and annual due dates, relating to their ownership of and transactions in the Company's Common Stock. Based on our records and other information, the Company believes that all
Section 16(a) filing requirements were met for 2002.

Security Ownership of Certain Beneficial Owners

     The following table sets forth certain information, as of February 14, 2003, as to each person known to the Company, based on their filings with the SEC, who beneficially owns 5% or more of the Common Stock. The Shareholder named below has sole voting and investment power with respect to such shares, unless otherwise indicated.

Name and Address of               Shares Beneficially
Beneficial Owner                         Owned                Percent of Class

Dimensional Fund Advisors, Inc.         706,207                     5.8%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401-1005


THE BOARD OF DIRECTORS

Meetings of the Board of Directors and its Committees

     The Board of Directors met six times in 2002. Each director attended 93% or more of the total number of meetings of the Board of Directors and the meetings of the committees of the Board on which he or she served, except for Ms. Hartnett-Devlin, who attended 73% of such meetings. Ms. Hartnett-Devlin's attendance was affected by increased work requirements associated with September 11th's tragic impact on her firm. During 2002, each of the directors of the Company also served on the Boards of one or more of South Jersey Gas Company, South Jersey Energy Company, Energy & Minerals, Inc. and R&T Group, Inc., all of which are direct subsidiaries of the Company. There are six standing committees of the Board: the Audit Committee; the Compensation/Pension Committee; the Environmental Committee; the Executive Committee; the Nominating and Governance Committee; and the Management Development Committee.

     The Audit Committee of the Board of Directors, which met four times during 2002, is comprised of four "independent" directors as that term is defined in the listing standards of the New York Stock Exchange: Dr. Herman D. James,

Chairman; Sheila Hartnett-Devlin; William J. Hughes; and Frederick R. Raring. The Audit Committee: (1) annually recommends to the Board a firm of independent public accountants for appointment, subject to shareholder approval, as auditors of the Company; (2) reviews with the independent auditors the scope and results of each annual audit; (3) reviews with the independent auditors, the Company's internal auditors and management, the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing; and (4) considers the possible effect on the objectivity and independence of the independent auditors of any non-audit services to be rendered to the Company. The Audit Committee's activities and the scope of its responsibilities as adopted by the Company's Board of Directors are more fully described in the Audit Committee Report (at page 14). The Board of Directors has adopted a written charter for the Audit Committee.

     The Compensation/Pension Committee of the Board of Directors, which met four times during 2002, is comprised of five non-employee directors: Clarence D. McCormick, Chairman; Dr. Shirli M. Billings; Sheila Hartnett-Devlin; W. Cary Edwards; and Dr. Herman D. James. The Compensation/Pension Committee: (1) is responsible for making grants under and otherwise administering the Company's Stock-Based Compensation Plan; (2) reviews and makes recommendations to the Board of Directors on the operation, performance and administration of the retirement plans, other employee benefit plans and employment policies; and (3) reviews and makes recommendations to the Board of Directors on forms of compensation, including the performance and levels of compensation of the officers of the Company.

     The Environmental Committee of the Board of Directors, which did not meet during 2002, is comprised of four directors: Charles Biscieglia; Keith S. Campbell; W. Cary Edwards; and Frederick R. Raring. The Environmental Committee:
(1) reviews and evaluates management activities with respect to environmental remediation of the Company's and its subsidiaries' current and former properties; and (2) oversees litigation against the Company's insurance carriers for the recovery of remediation costs.

     The Executive Committee of the Board of Directors, which met five times during 2002, is comprised of five directors: Charles Biscieglia, Chairman; Dr. Shirli M. Billings; W. Cary Edwards; Dr. Herman D. James; and Clarence D. McCormick. The Executive Committee: (1) formulates policies to be followed in planning and conducting the business and affairs of the Company; and (2) may act on behalf of the Board of Directors during intervals between meetings of the Board in managing the business and affairs of the Company.

     The Nominating and Governance Committee of the Board of Directors, which met one time during 2002, was comprised of seven directors: Dr. Shirli M. Billings, Chairman; Charles Biscieglia; Keith S. Campbell; Sheila Harnett-Devlin; William J. Hughes; Clarence D. McCormick; and Frederick R. Raring. Among its functions, the Nominating Committee: (1) maintains a list of prospective candidates for director, including those recommended by shareholders; (2) reviews the qualifications of candidates for director; (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to be voted on by the shareholders; and (4) is responsible for monitoring the implementation of the Company's Corporate Governance Policy. The Nominating and Governance Committee will consider nominees for the Board of Directors recommended by shareholders and submitted, in compliance with the Company's bylaws, in writing to the Secretary of the Company. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Company's Secretary, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. Mr. Biscieglia resigned as a member of the Nominating and Governance Committee as of December 1, 2002. Henceforth, all of the members of the Committee are expected to be "independent" directors as that term is defined in the listing standards of the New York Stock Exchange.

     The Management Development Committee of the Board of Directors, which met once during 2002, is comprised of five directors: Charles Biscieglia, Chairman; Dr. Shirli M. Billings; Keith S. Campbell; W. Cary Edwards; and Dr. Herman D. James. The Management Development Committee: (1) reviews the Company's programs and practices used to develop employees identified for leadership positions in the organization; and (2) evaluates training and educational programs to assure that they reflect current and emerging workplace, industry and general business issues.

Compensation of Directors

     During 2002, non-employee directors received shares of restricted stock with a market value of $8,000. In addition, they receive $1,000 for each meeting of the Board of the Company or its subsidiaries attended, except that the maximum fee paid to any person for attendance at one or more meetings of these boards held on the same day is $1,000. Non-employee directors also receive $500 for each meeting of a Committee of the Board of the Company or of a subsidiary that they attend if the meeting is held on the same day as a Board meeting or $1,000 if the meeting is held on any other day. During 2002, chairmen of each committee were paid an additional $200 for each meeting of their committee that they attend. During 2002, non-employee members of the Executive Committee were paid an annual retainer of $13,600, and all other non-employee Board members received an annual retainer of $11,100. The Company has established a policy to recognize exceptional service to the Company beyond the service normally provided by a Board member. In 2002, no payments were made under this policy. Directors who are also officers of the Company receive no separate compensation for serving on the Board. The Company has established a plan whereby directors may elect to defer the receipt of fees until a specified date or until retirement from the Board. The deferred amount, together with interest, may be paid in a lump sum or in equal annual installments as the director elects.

     Effective January 1, 2003, non-employee directors receive annually shares of restricted stock with a market value of $9,000. Non-employee members of the Executive Committee are paid an annual retainer of $16,600 and all other non-employee directors are paid an annual retainer of $14,100. Chairmen of each committee are paid an additional $300 per meeting. Non-employee directors who participate telephonically in a Board or Committee meeting receive $500.

COMPENSATION/PENSION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

     The Compensation/Pension Committee consists of five non-employee directors. Among other responsibilities, the Committee makes recommendations to the Board about the Company's executive compensation policies, practices and objectives; administers the Company's Stock-Based Compensation Plan; and grants awards to selected key employees at its discretion in consultation with the Company's Chief Executive Officer (other than awards to the Chief Executive Officer).


     The current structure emerged from a 1998 comprehensive review which examined the Company's executive compensation philosophy and approach. That study drew upon the experience and knowledge of Committee members in consultation with their independent compensation consultant. In November 2002, the Committee revisited executive compensation to ensure that the key components of the existing structure remained consistent with contemporary compensation methods and tools. The Committee determined that the compensation components currently in place support the mission of the Company's compensation policies, which is to attract and retain qualified executive management. Moreover, the Committee believes that the existing structure maintains an approach which aligns the interest of Company shareholders with the financial incentives of executives on a short-term and long-term basis.

     At the direction of the Committee, in November 2002, the compensation consultant prepared and presented an updated comprehensive report which reexamined both the components of executive compensation as currently applied at the Company and how executives' base salary, annual cash and long-term compensation compared to those of energy and general business companies. The consultant's report analyzed 16 industry peer companies with revenues comparable to those of the Company. The study, which uses a variety of executive compensation data sources, found that, overall, Company executives' base salary and annual total cash compensation levels were competitive at 97% and 94% of the market median, respectively. When long-term compensation was included, compensation levels were reported at the 75th percentile of the competitive market median. Using those same data sources, the total annual direct compensation of Mr. Biscieglia, our Chief Executive Officer, was reported at approximately 57% of the competitive market median.

     The established incentive-based executive compensation structure consists of three parts, two of which are directly linked to achieving predefined short-term and long-term performance goals. These three components were fully implemented with respect to compensation and performance for fiscal year 2000 and each year thereafter. They are as follows:

* Base Salary - which is set at the 50th percentile of the relevant peer market;

* Annual Cash Awards - which provides an annual award, 75% of which is directly tied to the Company's earnings per share from continuing operations, with the balance based upon specific, predefined performance objectives for each executive; and

* Long-Term Incentive - which employs equity-based instruments, currently restricted stock grants, which are earned based upon the Company's relative total shareholder return, measured against industry peer companies, over three-year cycles.

     In general, executive base salaries, including that of Mr. Biscieglia, were increased in January 2002 to provide a 4.7% adjustment, which was the market adjustment recommended by the Committee's consultant. The base salary of several executives remained unchanged since they were at or above the 50th percentile of the competitive market median.

     In January 2002, long-term incentive grants were provided to executives, including Mr. Biscieglia, in the form of restricted stock. The performance period for this long-term incentive is the three-year period ending December 31, 2004. The Committee established at-risk threshold, target and maximum incentive levels based upon total shareholder returns for the period compared to shareholder returns of the predefined peer group. Grants are detailed in the Summary Compensation Table. Also, on December 31, 2002, performance-based restricted stock grants provided in January 2000 vested and were awarded to executives, including Mr. Biscieglia. Awards are detailed in the Summary Compensation Table.

     In January 2003, annual cash awards with respect to fiscal 2002 were provided to executives, including Mr. Biscieglia, 75% of which were based upon a predetermined earnings per share target from continuing operations for 2002, and the remaining 25% based upon individual performance goals. Awards are detailed in the Summary Compensation Table.

     The Committee believes that the Company's performance over the past four years provides tangible evidence that at-risk compensation, both annual and long-term, should continue to represent a significant portion of total executive compensation. Annual incentives promote short-term performance which instills a measure of deserved confidence in the Company's ability to produce consistent results, year after year. The use of a time-restricted, stock-based incentive strongly encourages management to conduct the business of the Company in ways that advance both the market value of its stock and its ability to continue to provide a competitive dividend to shareholders over time. The alignment of interests is desirable and works to the benefit of Company shareholders.

Compensation/Pension Committee

Clarence D. McCormick, Chairman
Dr. Shirli M. Billings
Sheila Hartnett-Devlin
W. Cary Edwards
Dr. Herman D. James


EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid to or earned by each of the Named Executives during the past three fiscal years.



EXECUTIVE COMPENSATION

Summary Compensation Table

                                                                                             Long-Term
                                                             Annual Compensation             Compensation
                                                     -------------------------------------   ------------
(a)                                     (b)          (c)              (d)        (e)         (f)              (i)
Name                                                                             Other
and                                                                              Annual      Restricted       All Other
Principal                                            Base             Annual     Compen-     Stock            Compen-
Position(s)                            Year          Salary           Cash       sation(3)   Awards(4)        sation(5)
----------------------------------     ----          ---------       ---------   ---------   -----------      ---------
Charles Biscieglia                     2002          $ 367,780        $110,335   $ 9,874     $ 183,890        $ 11,945
Chairman & CEO; CEO                    2001            351,020         108,155     4,436       175,634          11,365
of South Jersey Gas                    2000            338,250          73,870    11,842       164,994          11,236
Company

Edward J. Graham                       2002            225,110          45,021     2,237        90,044           6,229
President and Chief Operating          2001            214,314          44,132     4,467        86,000           3,666
Officer and President of South         2000            179,380          39,180       752        70,013           5,472
Jersey Gas Company (1)

David A. Kindlick                      2002            195,050          39,009       627        78,020            6,121
Vice President, Treasurer and          2001            186,060          38,238       592        74,516            5,685
Chief Financial Officer; Executive     2000            174,250          38,030       731        67,994            5,640
Vice President and Chief
Financial Officer of South Jersey
Gas Company

Albert V. Ruggiero                     2002            195,050          39,009       627        78,020            6,452
Vice President; Executive Vice         2001            186,158          38,238     3,871        74,516            4,047
President and Chief                    2000            179,380          39,180       752        70,013            5,956
Administrative Officer of
South Jersey Gas Company

Richard H. Walker, Jr.                 2002            140,000          28,000         -        19,632            6,135
Corporate Secretary & Corporate        2001            125,000          19,243         -        18,750            6,066
Counsel (2); Corporate Secretary       2000            107,630          16,140         -        15,750            5,969
& Corporate Counsel of South
Jersey Gas Company



Footnotes to Summary Compensation Table

(1) Elected to this office effective January 1, 2003.

(2) Elected to this office effective April 18, 2002.

                                     - 10 -

(3) The Internal Revenue Code limits the contributions that may be made by or on behalf of an individual under defined contribution plans such as the Company's 401(k) Plan. The Company has adopted a policy of currently reimbursing its executive officers with the amount of Company contributions that may not be made because of this limitation. This includes the tax liability incurred by the additional income. Amounts paid pursuant to this policy are included in column
(e) of the table.

(4) The dollar values of restricted shares expressed are based on market price at the time of the grant. On December 31, 2002, restricted stock grants reflected as 1999 Long-term Compensation in the proxy statement for the 2002 Annual Meeting vested. Shares vested and awarded for the Named Executives and their aggregate value as of December 31, 2002 were as follows: Mr. Biscieglia - 8,091/$267,165; Mr. Graham - 3,627/$119,764; Mr. Kindlick - 3,523/$116,330; Mr.
Ruggiero - 3,627/$119,764; Mr. Walker - 1,035/$34,176. Dividends paid on restricted shares are reinvested in additional shares that have the same restrictions and vesting schedule as their respective underlying restricted shares. Restrictions on all shares granted (including shares from reinvested dividends) lapse three years from their respective date of grant. All restricted stock grants carry a risk of forfeiture and awards for the 2001 and 2002 grants will depend upon the Company achieving certain performance goals as measured against its peer group.On March 1, 2003, restricted stock grants reflected as 2000 Long-term Compensation also vested with the Company achieving total shareholder return for the three-year period ended December 31, 2002 at the 47.9th percentile of its predefined peer group of companies.

(5) Includes employer contributions to the Company's 401(k) Plan, the income value of group life insurance and the increase in vested benefit level of deferred compensation contract. The 2002 values for these items are listed below:


                         Biscieglia   Graham    Kindlick    Ruggiero    Walker
401(k) Plan              $ 5,500      $ 5,500   $ 5,500     $ 5,500     $ 5,500
Group Life Insurance       3,560          729       621         952         635
Deferred Compensation      2,885            -         -           -           -
                         -------      -------   -------     -------     -------
Total Value              $11,945      $ 6,229   $ 6,121     $ 6,452     $ 6,135
                         =======      =======   =======     =======     =======





Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

       (a)                    (b)           (c)                 (d)                      (e)

                                                                                        Value
                                                        Number of Securities        of Unexercised
                            Shares                     Underlying Unexercised        In-The-Money
                           Acquired        Value            Options at                Options at
      Name                on Exercise     Realized        Fiscal Year-End           Fiscal Year-End

Charles Biscieglia              -                -               -                         -
Edward J. Graham                -                -               -                         -
David A. Kindlick           1,000         $ 11,253               -                         -
Albert V. Ruggiero              -                -               -                         -
Richard H. Walker, Jr.          -                -               -                         -



Securities Authorized for Issuance Under Equity Compensation Plans

     The following table provides information as of December 31, 2002 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options or other rights to acquire shares may be made from time to time.


Equity Compensation Plan Information

                              (a)                         (b)                             (c)

                                                                                  Number of securities
                     Number of  securities                                        remaining available
                       To be issued upon             Weighted average             for future issuance
                     exercise of outstanding        exercise price of           under equity compensation
                        options warrants           outstanding options,         plans excluding securities
Plan Category              and rights              warrants and rights           reflected in column (a)
                              (#)                          ($)                             (#)

Equity Compensation
Plans approved by
security holders(1)         111,497                         - (3)                        156,024

Equity compensation
plans not approved
by security
holders(2)                   26,000                         - (3)                           -    (4)
                            -------                                                      -------
Total                       137,497                                                      156,024



(1) These plans include the Company's Officers.
(2) These plans include the Company's Directors.
(3) Consists only of Restricted Stock.
(4) Director's Restricted Stock Plan does not specify the number of shares that may be issued thereunder.




EXECUTIVE PENSION PLANS

     The following table illustrates the current retirement benefits under the salaried employee pension plan and the supplemental executive retirement plan, assuming the executive retires at age 60.

                                       Years of Service

Remuneration       15         20         25         30         35         40

$125,000        $ 43,750   $ 56,250   $ 68,750   $ 81,250   $ 81,250   $ 81,250
$150,000        $ 52,500   $ 67,500   $ 82,500   $ 97,500   $ 97,500   $ 97,500
$175,000        $ 61,250   $ 78,750   $ 96,250   $113,750   $113,750   $113,750
$200,000        $ 70,000   $ 90,000   $110,000   $130,000   $130,000   $130,000
$225,000        $ 78,750   $101,250   $123,750   $146,250   $146,250   $146,250
$250,000        $ 87,500   $112,500   $137,500   $162,500   $162,500   $162,500
$300,000        $105,000   $135,000   $165,000   $195,000   $195,000   $195,000
$400,000        $140,000   $180,000   $220,000   $260,000   $260,000   $260,000
$450,000        $157,500   $202,500   $247,500   $292,500   $292,500   $292,500
$500,000        $175,000   $225,000   $275,000   $325,000   $325,000   $325,000


     The executive officers of the Company are eligible for benefits under a tax-qualified pension plan for salaried employees provided by the Company. Compensation considered under the pension plan consists of base salary only, which in the case of the executive officers is included in the cash compensation reported in column (c) of the Summary Compensation Table. Employees do not make contributions to the plan, and the employer contributions (which are based on aggregate actuarial calculations without individual allocation) are held and invested in a diversified portfolio of funds of recognized standing until they are used to provide retirement benefits. Early retirement with reduced annual benefits is permitted (but not before age 55). Executive officers who are 50 years of age or older are also covered by an unfunded supplemental retirement plan that is designed in general to provide the officer with a minimum retirement benefit from the salaried employee pension plan and the supplemental plan that aggregates 2% of the average of the highest three of the final six years' salary (as defined in the plan), for each year of service, plus 5%. Assuming continued employment and retirement at age 60, Messrs. Biscieglia, Graham, Kindlick, Ruggiero and Walker will have, respectively, 36, 36, 35, 19 and 31 years of credited service. No credit is provided under the supplemental plan for more than 30 years of service.

Employment Contracts

     The Company has employment agreements with each of the Named Executives. Mr. Biscieglia's employment agreement is for the period ending January 31, 2004. The other Named Executives have agreements for a three-year period ending December 31, 2005, which provide for a base salary that will be reviewed periodically but will not be less than what was being paid at the beginning of the period. If a change of control (as defined in each agreement) occurs, the agreement is automatically extended for three years from the date the change of control occurs. If, during the extended term of the agreement, the officer's employment is terminated for other than cause, or if he resigns after there has been a significant adverse change in his employment arrangement with the Company, he is entitled to a severance payment equal to 300% of his average annual compensation during the preceding five calendar years. If the officer's employment agreement is terminated for other than cause without a change of control, he is entitled to a severance payment equal to 150% of his average annual compensation during the preceding five calendar years.

STOCK PERFORMANCE

     The graph below compares the cumulative total return on the Company's Common Stock for the five- year period ended December 31, 2002 with the cumulative total return on the S&P 500 and the S&P Utility Index. The graph assumes that $100 was invested on December 31, 1997 in the Company's Common Stock, the S&P 500 and the S&P Utility Index and that all dividends were reinvested. Standard & Poor's Utility Index is a commonly used indicator of utility common stock performance based on selected gas, electric and telephone companies. The compounded annual growth rate for the Company on the graph is 7.0%. This compares with -0.6% for the S&P 500 and -4.0% for the S&P Utility Index.


Indexed Total Return Over 5 Years Assuming Dividends Reinvested

                                    (Chart)


                   1997    1998    1999    2000    2001    2002

     S&P 500       100     128.6   155.6   141.5   124.6    97.1
     S&P UTIL      100     114.8   104.6   167.0   116.2    81.3
     SJI           100      91.0   104.5   115.1   132.3   140.2

AUDIT COMMITTEE REPORT

     In accordance with its charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     The Audit Committee reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2002 with management and with Deloitte & Touche LLP, the Company's independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," relating to the conduct of the audit. The Audit Committee also received written disclosures from Deloitte & Touche LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with Deloitte & Touche LLP the independence of that firm.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report of Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Audit Committee

Dr. Herman D. James, Chairman
Sheila Hartnett-Devlin
William J. Hughes
Frederick R. Raring


APPOINTMENT OF AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors, subject to the approval of the shareholders, has reappointed Deloitte & Touche LLP, independent public accountants, as the auditors of the Company for 2003. Unless otherwise directed, proxies will be voted "FOR" approval of this appointment. If the shareholders do not ratify this appointment by the affirmative vote of a majority of the votes cast at the meeting, other auditors will be considered by the Board upon recommendation of the Audit Committee.

     Deloitte & Touche LLP served as the auditors of the Company during 2002. During 2002, the audit services performed by that firm for the Company consisted of the audits of the financial statements of the Company and its subsidiaries and the preparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission, the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to appropriate questions from shareholders.

Fees Paid to Auditors

     As part of its duties, the Audit Committee also considered whether the provision of services other than the audit services by the independent auditors to the Company is compatible with maintaining the accountants' independence. The fees for all services provided by the independent auditors to the Company during 2002 are as follows:

Audit Fees

     Amounts billed by Deloitte & Touche LLP for services rendered in connection with the audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2002 and the reviews of the quarterly financial statements filed in our Quarterly Reports on Form 10-Q were $240,500.

Financial Information Systems Design and Implementation Fees

     Deloitte & Touche LLP provided no information technology services relating to financial information systems design and implementation during 2002.

All Other Fees

     Amounts billed by Deloitte & Touche LLP for all other professional services rendered to the Company in 2002 were $41,500. These fees relate to non-audit services including tax consultation and compliance services as well as audit-related fees consisting of employee benefit plan, transfer agent and registrar audits and consents and comfort letters related to security offerings.


ANNUAL REPORT AND FINANCIAL INFORMATION

     A copy of the Company's Annual Report to Shareholders for the year ended December 31, 2002 accompanies this proxy statement. The Annual Report is not proxy-soliciting material or a communication by which any solicitation is made.


     Upon written request of any person who on the record date for the Annual Meeting was a record owner of the Common Stock, or who represents in good faith that he or she was on that date a beneficial owner of such stock and is entitled to vote at the Annual Meeting, the Company will send to that person, without charge, a copy of its Annual Report on Form 10-K for 2002, as filed with the Securities and Exchange Commission. Requests for this report should be directed to Richard H. Walker, Jr., Corporate Secretary and Corporate Counsel, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

OTHER MATTERS

     Any proposal which a qualified shareholder of the Company wishes to include in the Company's proxy statement to be sent to shareholders in connection with the Company's 2004 Annual Meeting of Shareholders that is received by the Company after November 17, 2003 will not be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting. To be a qualified shareholder, a shareholder must have owned at least $2,000 in market value of the Company's securities for at least one year before the date of submission of the proposal to the Company. In compliance with the Company's bylaws, shareholders must provide the Company with at least 60 days, but no more than 90 days, notice prior to an announced annual meeting date of (i) business the shareholder wishes to raise at the meeting and (ii) persons, if any, the shareholder wishes to nominate for election as directors at that meeting.

     The Board of Directors knows of no matters other than those set forth in the Notice of Annual Meeting of Shareholders to come before the 2003 Annual Meeting.

                        By Order of the Board of Directors,

                                      Richard H. Walker, Jr.
                                      Corporate Secretary and Corporate Counsel

March 14, 2003

Directions to the Annual Meeting of Shareholders

From Philadelphia:

Atlantic City Expressway to the Egg Harbor Exit 17. Left onto Route 50 north, turn right onto Route 30. Left onto Bremen Avenue, 2 1/4 miles to Renault.

From North Jersey:

Garden State Parkway south to Exit 44. Sharp right onto Moss Mill Road (Alt. #561), follow 5 miles to Bremen Avenue. Turn right, 1/4 mile to Renault.

From Atlantic City:

Route 30 west approximately 16 miles to Bremen Avenue. Right at the Renault wine bottle, 2 1/4 miles to Renault.

From South Jersey:

Garden State Parkway north to Exit at rest stop/service area, mile marker #41. Proceed to north end of service area. Follow signs to Jim Leeds Road. At traffic light turn left. Proceed to fork, bear right and continue on Route 561. Continue to Bremen Avenue and turn right. 1 1/2 miles to Renault.



                                 - Back Cover -



Proxy Card


                                    ___________________________________________
                                                 VOTE BY TELEPHONE
                                    ___________________________________________
                                    Have your proxy card available when you call
                                    the Toll-Free number 1-800-542-1160 using a
                                    touch-tone telephone.  You will be prompted
    South Jersey Industries         to enter your Control Number.  Please follow
    1 South Jersey Plaza            the simple prompts that will be presented to
    Folsom, NJ 08037                you to record your vote.
    _______________________         ____________________________________________
                                                 VOTE BY INTERNET
                                    ____________________________________________
                                    Have your proxy card available when you
                                    access the website http://www.votefast.com.
                                    You will be prompted to enter your Control
                                    Number.  Please follow the simple prompts
                                    that will be presented to you to record your
                                    vote.
                                    ___________________________________________
                                                   VOTE BY MAIL
                                    ___________________________________________
                                    Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election
                                    Services, P.O. Box 1150, Pittsburgh, PA
                                    15230-1150.


Vote by Telephone             Vote by Internet              Vote by Mail
Call Toll-Free using a        Access the Website and        Return your proxy
Touch-Tone phone:             Cast your vote:               in the postage-paid
1-800-542-1160                http://www.votefast.com       envelope provided


                          Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight
            Time on April 16, 2003 to be counted in the final tabulation

                    Your control number is:

                           Proxy must be signed and dated below.
               Please fold and detach card at perforation before mailing
________________________________________________________________________________

SOUTH JERSEY INDUSTRIES, INC.                           BOARD OF DIRECTORS PROXY
________________________________________________________________________________

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 17, 2003.

The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, they will be voted in favor of the election of the listed nominees as a group and in favor of proposal 2.

                                                  _____________________________
                                                  Signature

                                                  _____________________________
                                                  Signature

                                                  _____________________________


                                                  Date:_________________ , 2003

                                                  Please sign exactly as name is
                                                  shown to the left.  When
                                                  shares are held by joint
                                                  tenants, both should sign.
                                                  When signing as attorney,
                                                  executor, administrator,
                                                  trustee or guardian, please
                                                  give full title as such.

                      VOTING INSTRUCTIONS ON REVERSE SIDE




            Proxy must be signed and dated on the reverse side.
         Please fold and detach card at perforation before mailing.
_______________________________________________________________________________
SOUTH JERSEY INDUSTRIES, INC.                                             PROXY
_______________________________________________________________________________

The undersigned shareholder hereby appoints C. Biscieglia and R. H. Walker, Jr., and each of them, attorneys and proxies with full power of substitution and revocation to vote the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of South Jersey Industries, Inc. on Thursday, April 17, 2003, and at any adjournments thereof, as indicated below and in accordance with the judgment of said attorneys and proxies on any other business which may come before the meeting or any adjournments, all as set forth in the accompanying notice and proxy statement, the receipt of which the undersigned acknowledges.

1. For the election of four Directors:
   Class II Term expiring in 2006  (01) Shirli M. Billings, PH.D
                                   (02) Sheila Hartnett-Devlin, CFA
                                   (03) Frederick R. Raring
   Class III Term expiring in 2004 (04) Clarence D. McCormick

   // FOR all nominees listed above.           // WITHHOLD AUTHORITY
      (except as shown to the contrary below)  to vote for all nominees listed above.

      (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name or number on the line below:)

       _____________________________________________________________________

2. To approve the action of the Board of Directors in appointing Deloitte & Touche LLP as auditors of the Company for the year 2003.
       // FOR              // AGAINST           // ABSTAIN

3. To act upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

                PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE